Exhibit 23(a)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Tii Network Technologies, Inc. on Form S-8 (File Nos. 333-64965, 33-64967, 333-47151, 333-68579, 333-70714, 333-70716, 333-120509, 333-134224, 333-145681, and 333-156723) of our report  dated March 31, 2011 with respect to our audits of the consolidated financial statements  of Tii Networks, Inc, and Subsidiaries as of December 31, 2010 and 2009 and for  each of the three years in the period ended December 31, 2010, which report is included in this Annual Report on Form 10-K of Tii Network Technologies, Inc. for the year ended December 31, 2010.

/s/ Marcum llp

Marcum llp
Melville, NY
March 31, 2011